EXHIBIT 3

JOINT-FILING AGREEMENT

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates Cédric de Bailliencourt as its agent and attorney-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: October 26, 2004	VINCENT BOLLORÉ

	By:	/s/ VINCENT BOLLORÉ

FINANCIÈRE DU LOCH

	By:	/s/ JEAN-LOUIS BOUQUET
Jean-Louis Bouquet/Managing Director

NORD-SUMATRA INVESTISSEMENTS

	By:	/s/ VINCENT BOLLORÉ
Vincent Bolloré/President –Managing Director

COMPAGNIE DE PONT-L’ABBÉ

	By:	/s/ MARC BEBON
Marc Bebon/Chief Executive Officer

FINANCIÈRE DE SAINTE-MARINE

	By:	/s/ THIERRY MARRAUD
Thierry Marraud/Chief Executive Officer